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Exhibit 10.8
Confidential treatment requested

LICENSE AGREEMENT

    This License Agreement (this "Agreement"), is entered into as of June 14, 1998 (the "Effective Date") by and between MABTECH AB, formed under the laws of Sweden ("MAB") and SEATTLE GENETICS, INC., a Delaware corporation ("SGI").

RECITALS

    A.  MAB owns intellectual property rights relating to the [*] antibody ("[*]")

    B.  SGI desires to acquire access to [*] and an exclusive license to make, use offer for sale, sell, import or otherwise distribute products that embody [*].

    C.  MAB is willing to provide SGI with access to [*] and to grant SGI an exclusive license to make, use, offer for sale, sell, import or otherwise distribute products that embody [*] worldwide in accordance with the terms and conditions set forth in this Agreement.

AGREEMENT

    The parties hereto agree as follows:

    1.  Definitions

      "Affiliate" shall mean any corporation or other business entity controlled by, controlling, or under common control with another entity, with "control" meaning direct or indirect beneficial ownership of more than fifty percent (50%) of the voting stock of such corporation, or more than a fifty percent (50%) interest in the decision-making authority of such other unincorporated business entity; and a corporation in which the maximum amount of stock permitted by law to be held by another entity is beneficially owned by such other entity.

      "Confidential Information" shall have the meaning assigned thereto in Section 10.

      "First Commercial Sale" shall mean, with respect to any product, the first sale for use or consumption by the general public of such product in any country after all required marketing and pricing approvals have been granted, or otherwise permitted, by the governing health authority of such country. "First Commercial Sale" shall not include the sale of any Product for use in clinical trials or research.

      "Licensed Products" shall mean any product incorporating the [*] antibody or derived from the [*] antibody or its sequence.

      "Licensed Technology" shall mean all rights to the [*] including, but not limited to:

        (a) the patents and patent applications currently existing or filed hereafter covering the [*], including any addition, continuation, continuation-in-part or division thereof or any substitute application therefor; and

        (b) all trade secrets and other information, including but not limited to present and future techniques, inventions, discoveries, developments, practices, methods, formulations, specifications, processes, apparatus, knowledge, know-how, skill, biological materials, design data, pharmacological, toxicological and clinical test data, sequence data, analytical and quality control data, manufacturing data and all other information and data relating to the [*] antibody.

    [*]   Confidential treatment requested

      "Net Sales" shall mean the amount actually received by SGI or its Affiliates or sublicensees for the sale to an unaffiliated third party of a Licensed Product, less the following deductions for amounts actually incurred related to the sale:

        (a) normal, customary trade and cash discounts (including volume discounts), credits and rebates and allowances and adjustments for rejections, recalls or returns; and

        (b) transportation and delivery charges actually incurred, including shipping, freight and insurance and all sales, use, excise, value-added and similar taxes or duties imposed on the sale and included in the amount invoiced.

    In the event that a Licensed Product is sold as part of a Combination Product (as defined below), the Net Sales from the Combination Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales of the Combination Product (calculated using the standard Net Sales definition) during the applicable royalty reporting period by the fraction A/A+B, where A is the average sale price of the Product when sold separately in finished form and B is the average sale price of the other product(s) included in the Combination Product when sold separately in finished form, in each case during the applicable royalty reporting period or, if sales of both the Product and the other product(s) did not occur in such period, then in the most recent royalty reporting period in which sales of both occurred. In the event that such average sale price cannot be determined for both the Product and all other product(s) included in the Combination Product, Net Sales for the purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product (calculated using the standard Net Sales definition) by the fraction C/C+D, where C is the fair market value of the Product and D is the fair market value of all other pharmaceutical product(s) included in the Combination Product. In such event, SGI shall in good faith make a determination of the respective fair market values of the Product and all other pharmaceutical products included in the Combination Product, and shall notify MAB of such determination and provide MAB with data to support such determination. MAB shall have the right to review such determination and supporting data, and to notify SGI if it disagrees with such determination.

    As used above, the term "Combination Product" shall mean any pharmaceutical product which comprises a Licensed Product and any other active compounds and/or ingredients.

    Net Sales shall not include transfer of Licensed Products at or below cost by or on behalf of SGI in connection with research or clinical trials.

    2.  License Grant.  Subject to the terms of this Agreement, MAB hereby grants to SGI and its Affiliates a worldwide exclusive license, with right to sublicense, to the Licensed Technology to make, use, offer for sale, sell, import, offer to import or otherwise distribute Licensed Products in all fields.

    3.  Reservation.  The license granted in Section 2 is subject to rights reserved by MAB to use the Licensed Technology for research purposes only and to transfer the Licensed Technology to third parties for research purposes only provided such Licensed Technology bears a legend stating that such Licensed Technology may only be used for research purposes.

    4.  Payments

      4.1  License Fee.  SGI shall pay MAB a license fee of [*] U.S. Dollars (U.S.$[*]) within ten (10) days following the execution of this Agreement.

      4.2  Milestone Payment.  SGI shall pay MAB a one-time milestone payment of [*] U.S. Dollars (U.S.$[*]) within thirty (30) days following SGI's first filing of an investigational new drug application with the U.S. Food and Drug Administration, or an equivalent filing in one or more European countries, covering a Licensed Product.

      4.3  Royalties

        4.3.1  SGI shall pay MAB a royalty equal to [*] percent ([*]%) on Net Sales of Licensed Products, commencing with the First Commercial Sale of a Licensed Product.

        4.3.2  Royalties shall be calculated on a calendar quarterly basis and shall be due and payable within sixty (60) days after the end of such calendar quarter. Such royalties shall be calculated on the Net Sales in the local currency of each country, and converted into U.S. Dollars and paid in U.S. Dollars, on the basis of the currency exchange rate published in the Wall Street Journal or comparable newspaper of international circulation on the last day of such preceding calendar quarter; provided, however, that royalties with respect to Net Sales denominated in U.S. Dollars shall be calculated in U.S. Dollars. SGI shall withhold any taxes on such royalties as required by law.

        4.3.3  SGI shall furnish to MAB a written report which includes financial information relevant to the calculation of royalties, including the relevant, current standard list prices. Such reports shall be due together with the royalty payments under Section 4.3.1 within thirty (30) days after the end of each calendar quarter.

        4.3.4  SGI shall, and SGI shall cause its Affiliates and sublicensees to, keep full, complete and proper records and accounts of Net Sales of Licensed Products in sufficient detail to enable the royalties payable to MAB to be determined by an independent audit. Upon reasonable notice to SGI, MAB shall have the right to have an independent certified public accountant audit SGI's or its Affiliates' records pertaining to Licensed Products during normal business hours to verify the royalties payable pursuant to this Agreement; provided, however, that (a) such audit shall not take place more frequently than once a year and (b) shall not cover such records for more than the preceding three (3) years. Such audits shall be at MAB's expense unless such audit determines that SGI or any of its Affiliates has paid MAB less than ninety percent (90%) of the amount determined to be due for a given time period, in which case such audit shall be at SGI's expense. SGI shall, and SGI shall cause its Affiliates and sublicensees to, preserve and maintain all such records and accounts required for audit for a period of three (3) years after the quarter to which such records and accounts apply.

    5.  Commercial Development

      5.1 SGI shall, upon MAB's request, keep MAB generally informed of SGI's and its Affiliates' updated development plans for Licensed Products, including SGI's and its Affiliates' and sublicensees' planned timing for Licensed Product launch dates. All dates and other information provided by SGI to MAB shall be Confidential Information (as defined below), shall used by MAB for planning purposes only and shall be subject to modification by SGI, at any time, based on its or its Affiliates' and sublicensees' actual progress in the development process.

      5.2 SGI shall provide MAB with notice of regulatory approvals received by SGI or its Affiliates or sublicensees' regarding Licensed Products.

    6.  Governmental Approvals.  SGI shall be responsible for obtaining all necessary governmental approvals for the development, testing, production, distribution, sale and use of Licensed Products, as applicable, in any country where Licensed Products shall be manufactured or sold or otherwise distributed. MAB agrees to provide SGI, at SGI's expense, with any assistance reasonably requested by SGI, in obtaining such governmental approvals.

    7.  Representations and Warranties

      7.1 Representations of SGI. SGI hereby represents and warrants to MAB as follows:

        (a) SGI has full power and authority to enter into and perform this Agreement. This Agreement is a legal and valid obligation binding upon SGI and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by SGI does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

      7.2 Representations of MAB. MAB hereby represents and warrants to SGI as follows:

        (a) MAB has full power and authority to enter into and perform this Agreement and grant the rights granted to SGI hereunder. This Agreement is a legal and valid obligation binding upon MAB and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by MAB, including but not limited to the grant of the licenses set forth herein, does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

        (b) MAB is the sole and exclusive owner of the Licensed Technology, free of any liens, encumbrances or ownership interests of any individual or entity, commercial, academic or otherwise. Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereunder requires MAB to obtain any permits, authorizations or consents from any governmental body or from any other body, person, form or corporation and such execution, delivery and consummation shall not result in the breach of or give rise to cause for termination of any agreement or contract to which SGI or its Affiliates may be a party. Neither MAB nor its Affiliates shall take any action after the Effective Date that would in any way restrict its legal right to grant to SGI the rights and licenses contemplated under this Agreement or otherwise conflict with such rights and licenses.

        (c) To the best of its actual knowledge, the Licensed Technology does not infringe or conflict with any patent or other proprietary right of any third party and there is not claim or basis therefor that might limit the use of the Licensed Technology as provided in the license grants to SGI herein.

    8.  Intentionally Omitted

    9.  Limitation of Liability.  IN NO EVENT WILL EITHER PARTY HERETO BE LIABLE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES SUFFERED BY THE OTHER PARTY ARISING IN ANY WAY OUT OF THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, INCLUDING WITHOUT LIMITATION ANY ACT OR FAILURE TO ACT OF ANY NATURE BY EITHER PARTY. THIS LIMITATION WILL APPLY EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

    10.  Confidentiality

      10.1 "Confidential Information" shall mean any proprietary information that is specifically designated as such and that is disclosed by either party to the other in any form in connection with this Agreement. For a period of five (5) years from the date of disclosure, each party (a) shall treat as confidential all Confidential Information provided by the other party, (b) shall not use such Confidential Information except as expressly permitted under the terms of this Agreement or otherwise authorized in writing by the disclosing party, (c) shall implement reasonable procedures to prohibit the disclosure, unauthorized duplication, misuse or removal of such Confidential Information and (d) shall not disclose such Confidential Information to any third party. Without limiting the foregoing, each of the parties shall use at least the same procedures and degree of care to prevent the disclosure of Confidential Information as it uses to prevent the disclosure of its own confidential information of like importance, and shall in any event use no less than reasonable procedures and a reasonable degree of care.

      10.2 Notwithstanding the above, neither party shall have liability to the other with regard to any Confidential Information that:

        (a) was generally known and available to the public domain at the time it was disclosed, or becomes generally known and available to the public domain through no fault of the receiving party;

        (b) was known to the receiver at the time of disclosure as shown by the receiving party's written records in existence at the time of disclosure;

        (c) is disclosed with the prior written approval of the disclosing party;

        (d) becomes known to the receiving party from a source other than the disclosing party without breach of this Agreement by the receiving party and in a manner that is otherwise not in violation of the disclosing party's rights;

        (e) is disclosed as required by law, including without limitation any securities law, or pursuant to the order or requirement of a court, administrative agency, or other governmental body; provided, that the receiving party shall provide reasonable advance notice to enable the disclosing party to seek a protective order or otherwise prevent such disclosure; or

        (f)  is disclosed as required by law or regulation in obtaining government approval to import, distribute or use Licensed Products in the manner authorized under this Agreement.

    11.  Term and Termination

      11.1 The term of this Agreement shall commence as of the Effective Date and shall continue in effect until (a) terminated in accordance with Section 11.2 or (b) the [*] ([*]) anniversary of the First Commercial Sale (the "[*] Anniversary Date"); provided however that on the [*] Anniversary Date the license granted herein shall [*].

      11.2 Either party may terminate this Agreement in the event of a material breach of the Agreement by the other party upon ninety (90) days written notice to the other party. The termination shall become effective at the end of the ninety (90) day period unless the other party cures such breach within such period. Subject to Section 12, each party's right to so terminate shall be in addition to any remedies available for breach of contract.

      11.3 Neither expiration or termination shall relieve either party of its rights or obligations under Sections 8, 9, 10 or 12 or the license granted under Section 11.1(b). Further, SGI shall make all reports and payments as are required for the final quarter.

      11.4 Within ten (10) days after the expiration or termination of this Agreement, each party shall return any Confidential Information received from the other party.

    12.  General Provisions

      12.1 MAB and SGI shall be independent contractors and shall not be deemed to be partners, joint venturers or each other's agents, and neither party shall have the right to act on behalf of the other except as is expressly set forth in this Agreement.

      12.2 This Agreement sets forth the entire agreement and understanding between the parties and supersedes all previous agreements, promises, representations, understandings, and negotiations, whether written or oral between the parties with respect to the subject matter hereof. There shall be no amendments or modifications to this Agreement, except by a written document signed by both parties.

      12.3 This Agreement shall not be assigned by either party without the prior written consent of the other party, except as part of a sale or transfer, by way of merger or otherwise, of all or substantially all of the business assets of such party to which this Agreement relates.

      12.4 This Agreement shall be construed and enforced in accordance with the laws of the state of Washington, without giving effect to its or any other jurisdiction's principles of conflicts of law. Any dispute or claim arising out of or in connection with this Agreement shall be resolved as follows: (a) for a period of thirty (30) days after a dispute arises the respective appropriate officers of the parties shall negotiate in good faith in an effort to resolve the dispute; and (b) if the dispute has not been resolved at the close of such thirty (30) day period, the matter will be finally settled by binding arbitration under the Rules of Arbitration of the American Arbitration Association, by one arbitrator appointed in accordance with said rules; provided, that if the parties cannot agree on the arbitrator, the dispute shall be resolved by a panel of three arbitrators, wherein each party shall appoint one arbitrator and those arbitrators shall in turn jointly appoint the third arbitrator. Judgment on an award rendered by an arbitrator or arbitrators may be entered in any court having jurisdiction. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief without breach of this arbitration provision. Such arbitration shall be held in Seattle, Washington.

      12.5 If any provision of this Agreement is finally held to be invalid, illegal or unenforceable by a court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired in any way.

      12.6 Any delay in enforcing a party's rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of a party's right to the future enforcement of its rights under this Agreement.

      12.7 Any notice required or permitted by this Agreement to be given to either party shall be in writing and shall be deemed given when delivered personally, by confirmed telecopy to a fax number designated in writing by the party to whom notice is given, by delivery by a nationally recognized overnight courier service, or by registered, recorded or certified mail, return receipt requested, and addressed to the party to whom such notice is directed, at:

If to MAB:	MABTECH AB Vikdalsvagen 50 S-131 40 Nacka SWEDEN Facsimile: 011-46-8-716-27-01 Attention: Staffan Paulic
If to SGI:	Seattle Genetics, Inc. 22215 - 26th Avenue S.E. Bothell, WA 98021-4425 Facsimile: (425) 489-4798 Attention: Perry Fell

    or at such other address or telecopy number as such party to whom notice is directed may designate to the other party in writing.

      12.8 If the performance of this Agreement or any obligations hereunder is prevented, restricted or interfered with by reason of fire or other casualty or accident, strikes or labor disputes, war or other violence, any law, order, proclamation, ordinance, demand or requirement of any government agency, or any other act or condition beyond the control of the parties hereto, the party so affected, upon giving prompt notice to the other party shall be excused from such performance (other than the obligation to pay money) during such prevention, restriction or interference and the performance of any obligations of the party not so affected which obligations are directly dependent upon such performance by the affected party, shall be tolled during such period.

      12.9 This Agreement may be signed in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

  [Signature page follows]

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

MABTECH AB
/s/ STAFFAN PAULIC
By:	Staffan Paulic
Its:	President
SEATTLE GENETICS, INC.
/s/ H. PERRY FELL
By:	H. Perry Fell
Its:	President

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LICENSE AGREEMENT